[FORM OF]
                              KENNEDY-WILSON, INC.

                             STOCK OPTION AGREEMENT

     This Agreement is made effective as of the ____ day of ________, [1999] [2000] (the "Option Grant Date"), by and between Kennedy-Wilson, Inc., a Delaware corporation (the "Company") and, _______________________ (the "Optionee")

                                    RECITALS

     WHEREAS, the Board of Directors of the Company has established the 1992 Incentive and Nonstatutory Stock Option Plan effective as of May 11, 1992 (such Plan as heretofore amended and as hereafter amended subject to the terms hereof, the "Plan") and unless indicated otherwise, capitalized terms used herein and not defined shall have the meaning ascribed to them in the Plan; and

     WHEREAS, pursuant to the provisions of said Plan, the Board of Directors of the Company (acting through a committee of the Board, the "Committee"), by action duly taken on ___________ [1999] [2000], determined to grant to the Optionee an option or options (the "Option(s)" to purchase shares of the common stock of the Company ("Common Stock") on the terms and conditions set forth herein.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:

     1. THE OPTION(S). The Optionee may, at his or her option, purchase all or any part of an aggregate of _______shares of Common Stock (the "Optionee shares"), at the price of $_____per share (the "Option Price"), on the terms and conditions set forth herein.

     2. PLAN TYPE; EXERCISE DATES AND EXERCISE. Options intended to qualify as incentive stock options under Plan A of the Plan (as defined in the Plan) are designated by an "A" under the category "Plan." Options intended as separate nonstatutory options under Plan B of the Plan are designated by a "B" under the category "Plan." The Option(s) shall be exercisable as to the aggregate specified number of Optionee shares on and after the "First" dates and on or before the "Last" dates set forth below:

PLAN      NUMBER OF SHARES        FIRST EXERCISE DATE         LAST EXERCISE DATE

[A] [B]
[A] [B]
[A] [B]

     Optionee acknowledges that he or she understands he or she has no right whatsoever to exercise the Option(s) granted hereunder with respect to any Optionee Shares covered by an installment until such installment accrues as provided above. Optionee understands that the Option(s) granted hereunder shall expire and become unexercisable as provided in section 3(c) below.

     This Option shall be deemed exercised as to shares of Common Stock when written notice of such exercise has been given to the Company at its principal business office by the Optionee specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by full payment of the Option Price (i) in cash or by certified bank check, (ii) with shares of Common Stock pursuant to Section 14 of the Plan or (iii) by any combination of (i) and (ii) as may be determined by the Committee with respect to the Common Stock to be purchased, and as may be set forth in a letter from the Company accompanying this Agreement.

     [Optionee acknowledges that shares of Common Stock are not currently available under the Plan in respect of the Options granted hereunder. If the Plan is not amended within one year after the date hereof to increase the number of shares of Common Stock under the Plan so that such Options may be exercised, the Options shall, without any further action on the part of the Company, be canceled.]

     3. GOVERNING PLAN. This Agreement hereby incorporates by reference the Plan and all of the terms and conditions of the Plan as heretofore amended and as the same may be amended from time to time hereafter in accordance with the terms hereof, but no such subsequent amendment shall adversely affect the Optionee's rights under this Agreement and the Plan. The Optionee expressly acknowledges and agrees that the provisions of this Agreement are subject to the Plan; the terms of this Agreement shall in no manner limit or modify the controlling provisions of the Plan, and in case of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall be controlling and binding upon the parties hereto.

     The Optionee also hereby expressly:

     (A) Acknowledges receipt of a copy of the Plan, a copy of which is attached hereto and by reference herein, and represents that he or she is familiar with the terms and provisions of said Plan, and hereby accepts this Agreement subject to all the terms and provisions of said Plan.

     (B) Agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan.

     (C) Acknowledges that he or she is familiar with sections of the Plan regarding the exercise of the Option(s) and represents that he or she understands that said Option(s) must be exercised on or before the earliest of the following dates, whichever is applicable: (I) the last exercise date noted above in Section 2; (ii) the day prior to the fifth anniversary of the Option(s) Grant Date with respect to Options granted under Plan A and the day prior to the tenth anniversary of the Option(s) Grant Date with respect to Options granted under Plan B, in each case as provided in Subsection 7(c) of the Plan; (iii) the effective date of the sale or other disposition of all or substantially all of the stock or assets of the Company, as provided in Subsection 8(a) of the Plan;
(iv) the date which is 90 days following the Optionee's termination of employment, directorship or consulting arrangement for any reason other than death or disability as provided under Section 10 of the Plan; or (v) the date that is one year following the Optionee's termination of employment, directorship or consulting arrangement by reason of his or her death or disability.

     (D) Acknowledges, understands and agrees that the existence of the Plan and the execution of this Agreement are not sufficient by themselves to cause any exercise of any Option(s) granted under Plan A to qualify for favorable tax treatment through the application of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); that Optionee must, in order to so qualify individually meet by his or her own action all applicable requirements of
Section 422 of the Code, including without limitation the following employment requirement:

          (1) Holding period requirement: no disposition of an Optionee share may be made by Optionee within two (2) years from the date of the granting of the Option(s) or within one (1) year after the transfer of such Optionee share to him or her; and

          (2) Employment requirement: at all times during the period beginning on the date of the granting of the Option(s) and ending on the day three
     (3) months before the date of exercise, the Optionee must have been an employee of the Company, its parent or a subsidiary of the Company, or a corporation or a parent of subsidiary of such corporation issuing or assuming the Option(s) in a transaction to which Section 424(a) of the Code applies, except where the termination of employment is by means of the Optionee's disability, in which case said 3-month period may be extended to 1 year, as provided under Section 422 of the Code.

     4. REPRESENTATIONS AND WARRANTIES. As a condition to the exercise of any portion of an Option, the Company may require the person exercising such Option to make any representation and warranty to the Company as may, in the judgement of counsel to the Company, be required under any applicable law or regulation including but not limited to a representation and warranty that the Common Stock is being acquired only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required under the Securities Act of 1933, as amended, or any other applicable law, regulation or rule of any governmental agency. Optionee hereby represents to the Company that each of the Options evidenced hereby and the Common Stock purchasable upon exercise thereof is being acquired only for investment and without any present intention to sell or distribute such securities.

     5. OPTIONS NOT TRANSFERABLE. The Option(s) may be exercised during the lifetime of the Optionee only by the Optionee. The Optionee's rights and interests under this Agreement and in and to the Option(s) may not be sold, pledged, hypothecated, assigned, encumbered, gifted or otherwise transferred in any manner, either voluntarily or involuntarily by operation of law, except by will or the laws of descent or distribution.

     6. NO ENLARGEMENT OF EMPLOYEE RIGHTS. Nothing in this Agreement shall be construed to confer upon the Optionee (if an employee) any right to continued employment with the Company (or an Affiliated Company), or to restrict in any way the right of the Company (or an Affiliated Company) if he or she is an employee thereof) to terminate his or her employment. Optionee acknowledges that unless an express written employment agreement between Optionee and the Company provides to the contrary, Optionee's employment with the Company may be terminated by the Company at any time, with or without cause.

     7. WITHHOLDING TAXES. Optionee authorizes the Company to withhold, in accordance with any applicable law, from any compensation payable to him or her any taxes required to be withheld by Federal, state or local law as a result of the grant of the Option(s) or the issuance of stock pursuant to the exercise of such Option(s).

     8. LAWS APPLICABLE TO CONSTRUCTION. This Agreement shall be construed and enforced in accordance with the laws of the state of California.

     9. AGREEMENT BINDING ON SUCCESSORS. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, transferees and assignees of the Optionee.

     10. COST OF LITIGATION. In any action at law or in equity to enforce any of the provisions or rights under this Agreement or the Plan, the unsuccessful party to such litigation, as determined by the court of final judgment or decrees, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred by the successful party or parties (including without limitation costs, expenses and fees on any appeals), and if the successful party recovers judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included as part of the judgment.

     11. NECESSARY ACTS. The Optionee agrees to perform all acts and execute and deliver any documents that may reasonably necessary to carry out the provisions of this Agreement, including, but not limited to, all acts and documents related to compliance with Federal or state securities laws.

     12. COUNTERPARTS. For convenience, this Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purpose without the production of any other counterpart.

     13. INVALID PROVISIONS. In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

     14. LIMITATION ON VALUE OF OPTIONEE SHARES. Optionee acknowledges that the Plan provides that the aggregate fair market value (determined as of the date hereof) of the shares of Common Stock to which Options granted under Plan A are exercisable for the first time by Optionee during any calendar year under all incentive stock option plans of the Company and its Affiliated Companies shall not exceed $100,000. It is understood and agreed that should it be determined that an Option, if granted pursuant to Plan A hereunder, would exceed such maximum, such Option shall not be considered granted under Plan A to the extent, but only to the extent of such excess. This limitation shall not apply to any Option granted under Plan B.

     IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement, effective as of the date first written hereinabove.

KENNEDY-WILSON, INC.                        OPTIONEE
A DELAWARE CORPORATION

BY:_______________________________          ________________________________

TITLE_____________________________          ADDRESS: _______________________

                                            CITY : _________________________

                                            COUNTRY: _______________________

                                            SOCIAL SECURITY NO.:____________


     By his or her signature below, the spouse of the Optionee acknowledges that he or she has read this Agreement and the Plan and is familiar with the terms and provisions thereof, and agrees to be bound by all terms and conditions of said Agreement and said Plan document.

                                            ________________________________
                                            Spouse

                                            ________________________________
                                            Dated:

     By his or her signature below the Optionee represents that he or she is not legally married as of the date of execution of the Agreement:


                                            ________________________________
                                            OPTIONEE

                                            ________________________________
                                            Dated: